EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports First Quarter Fiscal 2019 Results

--Strong First Quarter Results Exceed High-End of Sales and Earnings Guidance Ranges--
--Consolidated Comparable Sales Increase 2%; Comps Positive at Tommy Bahama and Lilly Pulitzer--
 --Affirms Full-Year Guidance--

ATLANTA, June 12, 2019 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2019 first quarter ended May 4, 2019.  Consolidated net sales increased 3% to $282.0 million compared to $272.6 million in the first quarter of fiscal 2018. Earnings on a GAAP basis were $1.29 per share in the first quarter of fiscal 2019 compared to $1.23 in the same period of the prior year.  On an adjusted basis, earnings were $1.30 per share in the first quarter of fiscal 2019 compared to $1.28 in the first quarter of fiscal 2018.  Both net sales and earnings per share were above the top end of the Company’s previously issued guidance ranges.

Thomas C. Chubb III, Chairman and CEO, commented, “Fiscal 2019 has started well as we delivered our ninth consecutive quarter of consolidated comparable sales growth and our sales and earnings per share for the quarter were ahead of expectations. Our first quarter performance reflects the strong positioning of Tommy Bahama, Lilly Pulitzer, and Southern Tide in the marketplace coupled with positive consumer response to our current merchandise assortments. Our recent success also underscores the progress we have made driving consumers to our branded stores and digital sites and fueling conversion through authentic and compelling shopping experiences.”

“We are confident that we have sound plans in place to capitalize on our growth opportunities and continue generating value for our shareholders,” continued Mr. Chubb. “This includes dedicating more resources to enhancing our ecommerce capabilities, our fastest growing channel, and selectively expanding our brick and mortar footprint with a focus on high return prospects such as Tommy Bahama Marlin Bar locations and Lilly Pulitzer stores in newer, underpenetrated markets. At the same time, we’ll continue to pursue a wholesale strategy that supports our premium brand positioning and is accretive to our overall operating results.”

Mr. Chubb concluded, “Looking ahead, we continue to expect solid increases in operating income and EPS in fiscal 2019. The proposed China tariffs have created some near-term uncertainty in the marketplace and our efforts are well-underway to mitigate the potential impact. We believe our powerful brand portfolio and disciplined approach to distribution, combined with the experiential nature of our brands, helps set Oxford apart and provides the Company with important competitive advantages, especially in the current retail environment. Our highly talented teams are energized and committed to executing the strategies we’ve put in place to delight our customers today, tomorrow and well into the future.”

Consolidated Operating Results

First quarter fiscal 2019 net sales were $282.0 million, a 3% increase over the prior year period.  This result included a 2% increase in direct to consumer comparable sales as well as a year-over-year increase in Lanier Apparel sales.

Gross profit in the first quarter increased to $165.8 million compared to $164.1 million in the same period of the prior year. Gross margin in the first quarter of fiscal 2019 was 58.8% compared to 60.2% in the first quarter of fiscal 2018. Gross margin was impacted by the increased proportion of sales from the Company’s lower margin Lanier Apparel business compared to the prior year quarter and lower gross margin at Lilly Pulitzer reflecting increased off-price wholesale sales and increased gift with purchase activity in the quarter.

In the first quarter of fiscal 2019, SG&A was $139.8 million or 49.6% of net sales compared to $139.7 million or 51.2% of net sales in the prior year’s first quarter.  The leveraging of SG&A reflected lower advertising expense and increased wholesale sales at Lanier Apparel.

For the first quarter of fiscal 2019, royalties and other operating income were $3.8 million compared to $3.9 million in the first quarter of fiscal 2018.

Operating income in the first quarter of fiscal 2019 was $29.7 million compared to $28.4 million in the same period of the prior year. On an adjusted basis, operating income was $30.0 million compared to $29.4 million in the first quarter of fiscal 2018.

Interest expense for the first quarter of fiscal 2019 was $0.7 million compared to $0.8 million in the first quarter of fiscal 2018.

The effective tax rate in both the first quarter of fiscal 2019 and the first quarter of fiscal 2018 was 25.5%.

Balance Sheet and Liquidity

Inventory was $157.2 million at May 4, 2019 compared to $132.3 million at the end of the first quarter of fiscal 2018, increasing to support planned growth in the second quarter including the operation of additional stores, as well as higher stock levels on replenishment programs and high performing key items.

As of May 4, 2019, the Company had $33 million of borrowings outstanding under its $325 million revolving credit agreement compared to $72 million at the end of the first quarter of fiscal 2018, with the decrease attributable to strong cash flow from operations in the last twelve months.  The Company ended the quarter with $274 million of unused availability under its credit agreement.

Outlook for Second Quarter and Fiscal Year 2019

The Company initiated its guidance for the second quarter of fiscal 2019, ending on August 3, 2019.  The Company expects net sales to be between $300 million and $310 million compared to net sales of $302.6 million in the second quarter of fiscal 2018. Earnings per share on a GAAP basis are expected to be in a range of $1.79 to $1.89 in the second quarter.  On an adjusted basis, earnings per share for the second quarter of fiscal 2019 are expected to be in a range of $1.80 to $1.90. This compares with second quarter fiscal 2018 GAAP earnings per share of $1.61 and adjusted earnings per share of $1.83. This guidance includes the estimated impact of a higher effective tax rate year-over-year in the second quarter of fiscal 2019.

The Company’s third quarter is expected to remain its smallest sales and earnings quarter due to the seasonality of its Tommy Bahama and Lilly Pulitzer direct to consumer operations.  As a result, the Company expects its third quarter earnings to be comparable to the third quarter of fiscal 2018 and expects to see meaningful earnings growth in the fourth quarter.

The Company has affirmed its outlook for the full year fiscal 2019. For the full 2019 fiscal year, which ends on February 1, 2020, the Company expects net sales to grow to between $1.135 billion and $1.155 billion as compared to fiscal 2018 net sales of $1.107 billion.  In fiscal 2019, GAAP earnings per share are expected to be between $4.42 and $4.62. Adjusted earnings per share are expected to be between $4.45 and $4.65. This compares to earnings on a GAAP basis of $3.94 per share and adjusted earnings of $4.32 per share in fiscal 2018.

The guidance provided above reflects the cost of tariffs at currently enacted rates. The Company continues to mitigate the risks associated with potential tariff increases on apparel and related products made in China by shifting production out of China, negotiating price reductions with factories, planning selective price increases on its products and accelerating the delivery of Fall 2019 product. The Company has made good progress on each of these initiatives.

In fiscal 2019, the Company’s interest expense is expected to be approximately $2 million and its effective tax rate is expected to be approximately 26% compared to 24.9% in fiscal 2018.

Capital expenditures in fiscal 2019, including $8 million in the first quarter of fiscal 2019, are expected to be between $45 million and $50 million, primarily reflecting investments in information technology initiatives, new retail stores and Marlin Bars, and investments to remodel existing retail stores and restaurants.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 26, 2019 by dialing (412) 317-6671 access code 1795689.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Effective February 3, 2019, the Company adopted the new lease accounting guidance, which resulted in a significant increase in its reported assets and liabilities. The adoption of the new lease accounting guidance did not have a material impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Comparable Sales

The Company’s disclosures about comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer spending for apparel and related products; the timing of shipments requested by our wholesale customers; weather; expected pricing levels; costs of products as well as the raw materials used in those products; costs of labor; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; changes in international, federal or state tax, trade and other laws and regulations, including the possibility of the United States imposing significantly higher tariffs on apparel and related products manufactured in China; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2019 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
E-mail: InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 4, 2019	May 5, 2018
ASSETS
Current Assets
Cash and cash equivalents	$5,501	$4,662
Receivables, net	85,857	81,274
Inventories, net	157,221	132,342
Prepaid expenses and other current assets	24,588	31,994
Total Current Assets	$273,167	$250,272
Property and equipment, net	191,104	196,734
Intangible assets, net	175,883	178,111
Goodwill	66,597	66,577
Operating lease assets	294,131	—
Other non-current assets, net	23,543	25,037
Total Assets	$1,024,425	$716,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$52,121	$51,615
Accrued compensation	19,719	19,153
Current operating lease liabilities	53,683	—
Other accrued expenses and liabilities	40,778	40,421
Total Current Liabilities	$166,301	$111,189
Long-term debt	33,182	72,244
Non-current operating lease liabilities	295,399	—
Other non-current liabilities	16,707	73,588
Deferred taxes	19,664	16,045
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	17,019	16,937
Additional paid-in capital	142,761	136,297
Retained earnings	338,875	295,086
Accumulated other comprehensive loss	(5,483)	(4,655)
Total Shareholders’ Equity	$493,172	$443,665
Total Liabilities and Shareholders’ Equity	$1,024,425	$716,731

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter Fiscal 2019	First Quarter Fiscal 2018
Net sales	$281,973	$272,628
Cost of goods sold	116,204	108,482
Gross profit	$165,769	$164,146
SG&A	139,814	139,720
Royalties and other operating income	3,787	3,947
Operating income	$29,742	$28,373
Interest expense, net	671	781
Earnings before income taxes	$29,071	$27,592
Income taxes	7,414	7,025
Net earnings	$21,657	$20,567

Net earnings per share:
Basic	$1.30	$1.24
Diluted	$1.29	$1.23

Weighted average shares outstanding:
Basic	16,713	16,639
Diluted	16,848	16,769

Dividends declared per share	$0.37	$0.34

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter Fiscal 2019	First Quarter Fiscal 2018
Cash Flows From Operating Activities:
Net earnings	$21,657	$20,567
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	9,845	9,435
Amortization of intangible assets	292	691
Equity compensation expense	1,876	1,718
Amortization of deferred financing costs	106	106
Deferred income taxes	1,019	660
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(17,088)	(13,795)
Inventories, net	3,208	(5,763)
Prepaid expenses and other current assets	1,811	3,402
Current liabilities	(29,170)	(23,429)
Other balance sheet changes	356	(736)
Cash used in operating activities	$(6,088)	$(7,144)
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(302)
Purchases of property and equipment	(8,282)	(12,838)
Cash used in investing activities	$(8,282)	$(13,140)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(77,323)	(64,266)
Proceeds from revolving credit arrangements	97,512	90,700
Proceeds from issuance of common stock	422	385
Repurchase of equity awards for employee tax withholding liabilities	(2,453)	(2,372)
Cash dividends declared and paid	(6,297)	(5,758)
Other financing activities	(282)	—
Cash provided by financing activities	$11,579	$18,689
Net change in cash and cash equivalents	$(2,791)	$(1,595)
Effect of foreign currency translation on cash and cash equivalents	(35)	(86)
Cash and cash equivalents at the beginning of year	8,327	6,343
Cash and cash equivalents at the end of the period	$5,501	$4,662
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$514	$635
Cash paid for income taxes	$534	$334

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	First Quarter Fiscal 2019	First Quarter Fiscal 2018	% Change
Tommy Bahama
Net sales	$164.7	$167.1	(1.4)%
Gross profit	$103.5	$104.3	(0.8)%
Gross margin	62.8%	62.4%
Operating income	$15.2	$14.3	6.2%
Operating margin	9.2%	8.6%
Lilly Pulitzer
Net sales	$72.6	$68.6	5.8%
Gross profit	$45.5	$45.5	(0.1)%
Gross margin	62.7%	66.3%
Operating income	$15.3	$15.8	(3.6)%
Operating margin	21.0%	23.1%
Lanier Apparel
Net sales	$26.6	$19.9	33.6%
Gross profit	$7.4	$6.0	24.0%
Gross margin	27.8%	30.0%
Operating income	$1.2	$0.4	226.5%
Operating margin	4.4%	1.8%
Southern Tide
Net sales	$14.1	$13.5	4.9%
Gross profit	$7.2	$6.7	6.2%
Gross margin	50.6%	50.0%
Operating income	$2.5	$2.5	1.2%
Operating margin	17.8%	18.5%
Corporate and Other
Net sales	$3.9	$3.5	12.5%
Gross profit	$2.2	$1.6	35.3%
Operating loss	$(4.4)	$(4.6)	4.4%
Consolidated
Net sales	$282.0	$272.6	3.4%
Gross profit	$165.8	$164.1	1.0%
Gross margin	58.8%	60.2%
SG&A	$139.8	$139.7	0.1%
SG&A as % of net sales	49.6%	51.2%
Operating income	$29.7	$28.4	4.8%
Operating margin	10.5%	10.4%
Earnings before income taxes	$29.1	$27.6	5.4%
Net earnings	$21.7	$20.6	5.3%
Net earnings per diluted share	$1.29	$1.23	4.9%
Weighted average shares outstanding - diluted	16.8	16.8	0.5%
ADJUSTMENTS
LIFO adjustments included in Corporate and Other(1)	$0.1	$0.3
Inventory step-up charges included in Corporate and Other(2)	$—	$0.2
Amortization of Tommy Bahama Canadian intangible assets(3)	$—	$0.4
Amortization of Lilly Pulitzer Signature Store intangible assets (4)	$0.1	$0.1
Amortization of Southern Tide intangible assets(5)	$0.1	$0.1
Impact of income taxes(6)	$(0.1)	$(0.2)
Adjustment to net earnings(7)	$0.2	$0.8

	First Quarter Fiscal 2019	First Quarter Fiscal 2018	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$164.7	$167.1	(1.4)%
Gross profit	$103.5	$104.3	(0.8)%
Gross margin	62.8%	62.4%
Operating income	$15.2	$14.7	3.4%
Operating margin	9.2%	8.8%
Lilly Pulitzer
Net sales	$72.6	$68.6	5.8%
Gross profit	$45.5	$45.5	(0.1)%
Gross margin	62.7%	66.3%
Operating income	$15.3	$15.9	(3.7)%
Operating margin	21.1%	23.2%
Lanier Apparel
Net sales	$26.6	$19.9	33.6%
Gross profit	$7.4	$6.0	24.0%
Gross margin	27.8%	30.0%
Operating income	$1.2	$0.4	226.5%
Operating margin	4.4%	1.8%
Southern Tide
Net sales	$14.1	$13.5	4.9%
Gross profit	$7.2	$6.7	6.2%
Gross margin	50.6%	50.0%
Operating income	$2.6	$2.6	1.2%
Operating margin	18.3%	19.0%
Corporate and Other
Net sales	$3.9	$3.5	12.5%
Gross profit	$2.4	$2.1	13.3%
Operating loss	$(4.3)	$(4.2)	(2.4)%
Consolidated
Net sales	$282.0	$272.6	3.4%
Gross profit	$165.9	$164.6	0.8%
Gross margin	58.8%	60.4%
SG&A	$139.7	$139.2	0.4%
SG&A as % of net sales	49.5%	51.0%
Operating income	$30.0	$29.4	2.3%
Operating margin	10.7%	10.8%
Earnings before income taxes	$29.4	$28.6	2.7%
Net earnings	$21.9	$21.4	2.2%
Net earnings per diluted share	$1.30	$1.28	1.6%

	First Quarter Fiscal 2019	First Quarter Fiscal 2019	First Quarter Fiscal 2018
	Actual	Guidance(8)	Actual
Net earnings per diluted share:
GAAP basis	$1.29	$1.14 - $1.24	$1.23
LIFO adjustments(9)	0.01	0.00	0.01
Inventory step-up charges(10)	0.00	0.00	0.01
Amortization of recently acquired intangible assets(11)	0.01	0.01	0.03
As adjusted(7)	$1.30	$1.15 - $1.25	$1.28

	Second Quarter Fiscal 2019	Second Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018
	Guidance(12)	Actual	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.79 - $1.89	$1.61	$4.42 - 4.62	$3.94
LIFO adjustments(9)	0.00	(0.01)	0.01	0.03
Inventory step-up charges(10)	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(11)	0.01	0.03	0.03	0.11
Tommy Bahama Japan restructuring (13)	0.00	0.19	0.00	0.19
Change in fair value of contingent consideration (14)	0.00	0.00	0.00	0.04
As adjusted(7)	$1.80 - $1.90	$1.83	$4.45 - $4.65	$4.32

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charges included in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the acquisition of TBBC. These charges are included in cost of goods sold.
(3) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.

(4) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(5) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(6) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(7) Amounts in columns may not add due to rounding.
(8) Guidance as issued on March 28, 2019.
(9) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future period presented.
(10) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to the acquisition of TBBC.
(11) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(12) Guidance as issued on June 12, 2019.
(13) Tommy Bahama Japan restructuring charges represent the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(14) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.

Comparable Sales Change
The Company's disclosures for comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Comparable sales for Fiscal 2018 are calculated on a calendar-adjusted, rather than fiscal, basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year and the Fourth Quarter of Fiscal 2018 is on a 13 week to 13 week calendar-adjusted basis. Additionally, comparable sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively.

	Q1	Q2	Q3	Q4	Full Year
Oxford Total
Fiscal 2019	2%	—%	—%	—%	—%
Fiscal 2018	1%	7%	7%	2%	4%
Fiscal 2017	2%	1%	4%	6%	3%
Tommy Bahama
Fiscal 2019	2%	—%	—%	—%	—%
Fiscal 2018	(1)%	8%	5%	2%	3%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2019	1%	—%	—%	—%	—%
Fiscal 2018	7%	6%	15%	3%	7%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Location Count

	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	—	—	—
Retail-restaurant	17	17	—	—	—
Outlet	37	37	—	—	—
Total Tommy Bahama	167	167	—	—	—
Lilly Pulitzer	62	63	—	—	—
Oxford Total	229	230	—	—	—
Fiscal 2018
Tommy Bahama
Full-price retail store	110	111	111	113	113
Retail-restaurant	18	18	18	17	17
Outlet	38	38	38	38	37
Total Tommy Bahama	166	167	167	168	167
Lilly Pulitzer	57	59	60	60	62
Oxford Total	223	226	227	228	229